ADDENDUM TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This ADDENDUM TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Addendum”) between Kenneth F. Meyers (“Executive”) and Hill‑Rom Holdings, Inc. (“Company”) is dated this 30th day of November, 2020.

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated November 16, 2018 (“Employment Agreement”) which sets forth the terms and conditions upon which Executive is currently employed by the Company as Senior Vice President, Chief Human Resources Officer; and

WHEREAS, the Company and Executive desire to supplement the Employment Agreement to reflect Executive’s participation in the Company’s Voluntary Early Retirement Program (“VERP”) and to set forth certain benefits to be provided Executive in connection with the VERP.

NOW THEREFORE, in consideration of Executive’s continued employment with the Company and the mutual covenants set forth in the Employment Agreement and herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree to enter into this Addendum as a supplement to the Employment Agreement as follows:

1.Effective December 3, 2020, Executive shall step down from the position of Senior Vice President, Chief Human Resources Officer of the Company and shall be appointed to the position of Advisor to the Chief Executive Officer of the Company through December 1, 2021.

2.Executive’s current Base Salary of $486,200 shall be paid through January 29, 2021.

3.Effective January 30, 2021 and continuing through December 1, 2021, Executive shall remain an employee of the Company and shall be placed on an unpaid leave of absence from the Company. During Executive’s unpaid leave of absence, Executive shall be eligible to continue participation in all applicable Company benefit plans and programs pursuant to the terms and conditions of such plans and programs. In addition, during such period of unpaid leave of absence, Executive shall be available as counsel to the Chief Executive Officer and the Chief Human Resources Officer as needed and will provide executive coaching to one or two Company executives for a 6-month period. Furthermore, during such period of unpaid leave of absence, Executive shall be entitled to engage in outside employment providing executive coaching services; provided, however, that such outside employment shall not violate or be inconsistent with any terms or conditions of Executive’s Employment Agreement.

4.Executive’s current target Bonus of 60% of Base Salary shall remain unchanged; provided, however, that Executive’s Bonus payment for fiscal year 2021, as determined, calculated, and paid pursuant to the terms of the Company’s short-term incentive compensation plan based on actual Company performance for fiscal year 2021 and with the application of an individual performance modifier of 100%, shall be pro-rated from October 1, 2020 through January 29, 2021.

5.Executive’s retirement and separation date from the Company shall be December 1, 2021 and all outstanding equity awards shall continue to vest in accordance with the applicable equity award agreements through the separation date, at which time all such equity awards, including the equity awards granted to Executive on November 11, 2020, shall become fully vested. Executive will not be eligible for any additional equity awards during the period from the date hereof through the separation date.

6.Upon separation from the Company, Executive shall be awarded the following VERP severance:

a.Cash severance of 1x Base Salary + Bonus, or $777,920, payable bi-weekly in accordance with the Company’s standard payroll practices.

b.Continued coverage under the Company’s medical, dental, and vision plans for a period of 36 months beginning January 1, 2022, at the Company’s expense; provided, however, that such continued medical, dental and vision coverage shall terminate in the event and at the time Executive obtains employment with another employer within such 36-month period where medical, dental and vision coverage is provided by such employer. Upon completion of the 36-month period, Executive shall be eligible to elect continuation coverage under COBRA for a period of 18 months at Executive’s expense.

7.Executive shall be entitled to retain for Executive’s use the laptop computer and mobile phone provided by the Company, with the Company paying the cost of Executive’s mobile phone service through December 1, 2021.

8.The terms and conditions of the Employment Agreement, as supplemented by this Addendum, shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Addendum effective as of the day and year first above written.

EXECUTIVE	HILL-ROM HOLDINGS, INC.

____________________________________	____________________________________
Kenneth F. Meyers	By: Deborah Rasin
Title: Senior Vice President, Chief Legal Officer, Corporate Secretary
Date: November 30, 2020	Date: November 30, 2020